Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                               SEALIFE CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                                              34-14444240
----------------------------                            ------------------------
(State or other jurisdiction                                (IRS Employer
 of incorporation)                                         Identification No.)

18482 Park Villa Place, Villa Park, California                  92861
-----------------------------------------------              ------------
(Address of Principal Executive Offices)                      (Zip Code)


                      2002 Non-Qualified Stock Option Plan
                            (Full title of the plan)

                                                               Copy to:
              Robert A. McCaslin                              David Loev
             Sealife Corporation                         Vanderkam & Sanders
           18482 Park Villa Place                      440 Louisiana, Suite 475
        Villa Park, California 92861                     Houston, Texas 77002
              (714) 538-5214                                (713) 547-8900
        (Name, address and telephone
         number of agent for service)

     Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
================================= =============== =================== ===================== =============
                                                   Proposed maximum     Proposed maximum       Amount of
          Title of securities      Amount to be   offering price per   aggregate offering    registration
           to be registered         registered         share (1)              price               fee
--------------------------------- --------------- ------------------- --------------------- -------------

Common Stock, $.0001 par value       4,000,000       $ .58                $2,320,000           $213.44
================================= =============== =================== ===================== =============


(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the average bid and asked price as reported on the Nasdaq Electronic Bulletin Board on December 30, 2002.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION

         Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

     (a) The Company's most recent annual report filed on Form 10-KSB filed on August 30, 2002.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly report on Form 10-QSB filed on October 21, 2002.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Common Stock

     General. The Company is authorized to issue 100,000,000 shares of Common Stock, $.0001 par value per share.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

     Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

     Dividend Policy. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent not prohibited by the Delaware General Corporation Law, provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers.

         The Company's bylaws provide for the advancement of expenses for an individual serving as a director or officer if the individual agrees to repay such amounts advanced in the event the person is not entitled to indemnification under the Bylaws. No advance shall be made by the Company if the individual seeking such advance acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         4.1      2002 Non-Qualified Stock Option Plan
         5.1 Opinion and consent of Vanderkam & Sanders re: the legality of the shares being registered
         23.1     Consent of Vanderkam & Sanders (included in Exhibit 5.1)
         23.2     Consent of Terance L. Kelley

ITEM 9.  UNDERTAKINGS

         (a) The registrant hereby undertakes:

     (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on the 19th day of December 2002.

                                           SEALIFE CORPORATION


                                           By: /s/  Robert A. McCaslin
                                              ------------------------------
                                              Robert A. McCaslin, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

       Signatures                     Title                          Date
      -------------                 ---------                      ---------

 /s/ Robert A. McCaslin      President and Director            December 31, 2002
-----------------------
Robert A. McCaslin

/s/ John W Vilagi            Secretary and Director            December 31, 2002
-----------------
John W. Vilagi

/s/ J.P. Heyes               Director                          December 31, 2002
--------------
J.P. Heyes